LAFAYETTE INDUSTRIES INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (Unaudited)


                                                                       Three Months Ended
                                                                            March 31,
                                                                      1996             1995
PRIMARY EARNINGS:
     Earnings (loss) from continuing operations                   $(1,256,683)     $   141,122
     Earnings (loss) from discontinued operations                    (423,411)          46,495
                                                                  -----------      -----------
                                                                  $(1,680,094)     $   187,617
                                                                  ===========      ===========


SHARES:
     Weighted average number of common shares outstanding           2,532,500        2,132,500

     Weighted average number of common shares treated as held
       in escrow and canceled subsequent to March 31, 1996           (982,500)        (982,500)

     Assuming conversion of stock options and warrants                     --          218,016
                                                                  -----------      -----------

                                                                    1,550,000        1,368,016

EARNINGS (LOSS) PER COMMON SHARE:
     Continuing operations                                        $      (.81)     $       .10
     Discontinued operations                                             (.27)             .04
                                                                  -----------      -----------
                                                                  $     (1.08)     $       .14
                                                                  ===========      ===========